Exhibit 6.7

SECURITY AGREEMENT

THIS SECURITY AGREEMENT (this “Agreement”) is entered into as of the 28 day of February, 2013, by and between ELIO MOTORS, INC. (“Debtor”), and REVITALIZING AUTO COMMUNITIES ENVIRONMENTAL RESPONSE TRUST (“Secured Party”).

Recitals

A.           In connection with the sale of certain assets by Secured Party to Debtor pursuant to that certain Purchase and Sale Agreement of even date herewith (the “Agreement”), Secured Party has agreed to carry back a portion of the purchase price for such assets (the “Carry Back Purchase Price”), which Carry Back Purchase Price is evidenced by that certain promissory note of even date herewith from Debtor to Secured Party (the “Note”).

B.           In order to induce Secured Party to accept the Carryback Purchase Price, Debtor agreed to grant Secured Party a first priority security interest in certain collateral more specifically described herein.

Agreement

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Debtor and Secured Party hereby agree as follows:

1.           Grant of Security Interest.  Subject to the terms and provisions contained herein, Debtor hereby grants to Secured Party a first priority security interest in all of Debtor's right, title and interest in the collateral described on Exhibit A attached hereto (the “Collateral”), to secure payment of the Note and Debtor’s other obligations under the Agreement.  Notwithstanding the foregoing, Secured Party has entered into an Intercreditor and Subordination Agreement with GemCap Lending I, LLC (“GCL”) of even date herewith, pursuant to which Secured Party has subordinated its first priority security interest to GCL’s lien on the Collateral as set forth therein.

2.           Representations and Warranties of Debtor.  Debtor represents and warrants to Secured Party that the Collateral is not subject to any assignment, default, claim, setoff, lien, demand, or encumbrance of any nature.

3.           Covenants and Agreements of Debtor.

(a)           Debtor covenants and agrees to promptly pay all taxes and assessments of every nature which may be levied or assessed against the Collateral.

(b)           Debtor covenants and agrees not to transfer or attempt to transfer any interest in the Collateral.

(c)           Debtor covenants and agrees to keep the Collateral within the State of Louisiana and free and clear of any liens or encumbrances (other than that created by this document).

(d)           Debtor covenants and agrees to operate and use the Collateral in compliance with (i) the terms of the Agreement, and (ii) all applicable laws, rules and regulations promulgated by any governmental entity and to maintain and insure the Collateral in accordance with Debtor's standard business practices.

4.           Events of Default.  The following shall constitute “Events of Default” hereunder, and each such Event of Default shall also constitute an Event of Default under the Note, entitling Secured Party to exercise all or any of the remedies avail-able to Secured Party under the terms of the Note and this Agreement.  Any default by Debtor under the Note, including the failure by Debtor to pay any sum when due and payable under the Note.

(a)           Any default by Debtor under the Note, including the failure by Debtor to pay any sum when due and payable under the Note.

(b)           The failure of Debtor to perform or observe, or other breach of, any other covenant, obligation, agreement, condition, prohibition, representation, warranty or any other term or provision hereunder or under the Agreement.

5.           Cure by Secured Party.  Debtor agrees that Secured Party shall have the right, but not the obligation, to make any payment and take any action reasonably necessary to maintain, protect and preserve the Collateral, including, but not limited to, curing any late payment of taxes relating to the Collateral.  The amount due under the Note shall be increased by any amounts so paid by Secured Party.  Payment or action by the Secured Party under this Section 5 shall not be deemed to cure any default by Debtor under the Note or this Agreement.

6.           Secured Party's Right Upon an Event of Default.

(a)           Upon the occurrence of an Event of Default here-under, Secured Party may declare all indebtedness secured hereby immediately due and payable and shall have all of the remedies of a secured party under the Uniform Commercial Code as enacted by the State of Louisiana.  Without limiting the foregoing, Secured Party shall be entitled to recover all of its costs and expenses incurred in enforcing its rights hereunder and under the Note, including reasonable attorneys' fees and costs.

(b)           In the event that Secured Party elects to commence Louisiana foreclosure proceedings under this Agreement, Secured Party may cause the Collateral, or any part or parts thereof, to be immediately seized and sold, whether in term of court or in vacation, under ordinary or executory process, in accordance with applicable Louisiana law, to the highest bidder for cash, with or without appraisement, and without the necessity of making additional demand upon or notifying Debtor or placing Debtor in default, all of which are expressly waived.

(c)           For purposes of foreclosure under Louisiana executory process procedures, Debtor confesses judgment and acknowledges to be indebted unto and in favor of Secured Party, for the full amount of the Note and the other obligations under the Agreement. To the extent permitted under applicable Louisiana law, Debtor additionally waives: (a) the benefit of appraisal as provided in Articles 2332, 2336, 2723 and 2724 of the Louisiana Code of Civil Procedure, and all other laws with regard to appraisal upon judicial sale; (b) the notice of seizure as provided under Articles 2293 and 2721 of the Louisiana Code of Civil Procedure; (c) the three (3) days’ delay provided under Articles 2331 of the Louisiana Code of Civil Procedure; and (d) all other benefits provided under Articles 2331, 2722 and 2723 of the Louisiana Code of Civil Procedure and all other Articles not specifically mentioned above.

(d)           Should any or all of the Collateral be seized as an incident of an action for the recognition or enforcement of this Agreement, by executory process, sequestration, attachment, writ of fieri facias or otherwise, Debtor hereby agrees that the court issuing any such order shall, if requested by Secured Party, appoint Secured Party, or any agent designated by Secured Party, or any person or entity named by Secured Party at the time such seizure is requested, or any time thereafter, as keeper of the Collateral as provided under La. R.S. 9:5136, et seq.  Such a keeper shall be entitled to reasonable compensation, which compensation to the keeper shall also be secured by this Agreement.

(e)           Should it become necessary for Secured Party to foreclose under this Agreement, all declarations of fact, which are made under an authentic act before a Notary Public in the presence of two witnesses, by a person declaring such facts to lie within his or her knowledge, shall constitute authentic evidence for purposes of executory process and also for purposes of La. R.S. 9:3509.1, La. R.S. 9:3504(D)(6) and La. R.S. 10:9-629, where applicable.

(f)           Secured Party may, in addition to the foregoing remedies, or in lieu thereof, in Secured Party’s sole discretion, commence an appropriate action against Debtor seeking specific performance of any covenant contained herein, or in aid of the execution or enforcement of any power herein granted.

(g)           Debtor grants to Secured Party an irrevocable mandate and power of attorney (coupled with an interest) to exercise, after default, in Secured Party’s sole discretion and without any obligation to do so, all rights that Debtor has with respect to the Collateral.

(h)           The rights and remedies of Secured Party hereunder are cumulative and are not in lieu of, but are in addition to, any other rights or remedies which Secured Party may have under the Note, at law or in equity.

7.           Assignment of Secured Parties' Rights.  The rights of Secured Party under this Agreement may be assigned by it in connection with any assignment or negotiation of the Note, and any such holder or assignee shall be entitled to rely upon the representations, warranties and covenants herein made.

8.           Further Assurances.  Debtor hereby agrees to execute such other documents and perform such other acts as may be deemed necessary or appropriate by Secured Party to perfect, protect or enforce the rights hereunder. Debtor hereby authorizes Secured Party and Secured Party’s designee to file one or more financing or continuation statements, and amendments thereto (or similar documents required by the laws of any applicable jurisdiction), relative to any personal (movable) property, as Secured Party, at its option and without further consent from or signature of Debtor, may deem appropriate. Debtor agrees that a carbon, photographic or other reproduction of this Agreement or of a financing statement describing any personal (movable) property of Debtor shall be sufficient as a financing statement and may be filed as a financing statement in any and all jurisdictions.  Debtor agrees that upon an Event of Default, Debtor will follow the instructions of Secured Party and do such further acts and things as Secured Party may reasonably request in order to effect the terms and purposes of this Agreement.  Debtor shall pay the filing costs for any financing statement or statements prepared pursuant to this Section.

9.           Binding Effect.  The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

10.         Amendment.  This Agreement may not be amended, modified, or changed, nor shall any waiver of any provision here-of be effective, except only by an instrument in writing and signed by the party against whom enforcement of any waiver, amendment, change, modification, or discharge is sought.

11.         Notices.  All notices permitted under this Agreement shall be in writing signed by the party giving same and shall be deemed effective upon personal delivery or three (3) days after mailing by certified or registered mail, postage prepaid, as follows:

If to Debtor:

Elio Motors, Inc.
102 W. El Caminito Drive
Phoenix, AZ  85021
Attn:  Paul Elio

With copies to:

Dill Dill Carr Stonbraker & Hutchings, P.C.
455 Sherman Street, Suite 300,
Denver, CO  80203
Attn:  Daniel W. Carr, Esq.
Facsimile:  303-777-3823
Email:  dancarr@dillanddill.com

If to Secured Party:

Revitalizing Auto Communities Environmental Response Trust
2930 Ecorse Road
Ypsilanti, MI 48198
Attn:  Bruce Rasher, Redevelopment Manager
Facsimile:  734.879.9537
Email:  brasher@racertrust.org

With copies to:

Revitalizing Auto Communities Environmental Response Trust
2930 Ecorse Road
Ypsilanti, MI 48198
Attn:  Carl Garvey, Esq., Deputy General Counsel
Facsimile:  734.879.9537
Email:  cgarvey@racertrust.org

Lowe, Fell & Skogg, LLC
1099 18th Street, Suite 2950
Denver, Colorado  80202
Attn:  David W. Fell, Esq.
Facsimile:  (720) 359-8201
Email:  dfell@lfslaw.com

12.         Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Louisiana.  This Agreement may be executed in multiple counterparts.

13.         Waiver of Jury Trial.  DEBTOR AND SECURED PARTY KNOWINGLY, IRREVOCABLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT EITHER MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM BASED ON THE NOTE OR THIS AGREEMENT, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THE NOTE OR THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY HERETO.  THIS PROVISION IS A MATERIAL INDUCEMENT FOR DEBTOR AND SECURED PARTY ENTERING INTO THE SUBJECT TRANSACTION.

Signature page follows

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

DEBTOR:

ELIO MOTORS, INC., an Arizona corporation

By:	/s/ Paul Elio
Name:	Paul Elio
Title:	CEO

SECURED PARTY:

REVITALIZING AUTO COMMUNITIES ENVIRONMENTAL RESPONSE TRUST

By:	EPLET, LLC, acting solely in its
representative capacity as Administrative
Trustee

By:	/s/ Elliott P. Laws
Elliott P. Laws, not individually,
but acting solely in his capacity as Managing Member